Exhibit 4.6

Amendment

This Amendment (this “Amendment”), dated as of August [  ], 2024, is by and among TNF Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and the investor listed on the signature page attached hereto (the “Investor”).

WITNESSETH

Whereas, the Company and the Investor are party to that certain Securities Purchase Agreement, dated as of May 20, 2024 (the “Purchase Agreement”), pursuant to which the Company issued to the Investor shares of the Company’s Series F-1 Convertible Preferred Stock, par value $0.001 per share, and a long-term warrant (the “Warrant”) to purchase shares of the Company’s common stock, par value $0.001 per share, which expires five years from the date of issuance;

WHEREAS, pursuant to Section 11 of the Warrant, the terms of the Warrant may be amended only if the Company has obtained the written consent of such warrant holder; and

Whereas, the Investor and the Company desire to amend certain provisions of the Warrant as set forth herein.

Now, therefore, in consideration of the premises and mutual covenants and obligations hereinafter set forth, the parties hereto, intending legally to be bound, hereby agree as follows:

1.	Definitions. Capitalized terms used herein but not otherwise defined herein shall have the respective meanings given such terms in the Warrant.

2.	Amendment.

(i)	Effective as of June 30, 2024, Section 4(c) of the Warrant is hereby amended and restated in its entirety as follows (emphasis added):

(c) Black Scholes Value. Notwithstanding the foregoing and the provisions of Section 4(b) above, at the request of the Holder delivered at any time commencing on the earliest to occur of (x) the public disclosure of any Fundamental Transaction, (y) the consummation of any Fundamental Transaction and (z) the Holder first becoming aware of any Fundamental Transaction through the date that is ninety (90) days after the public disclosure of the consummation of such Fundamental Transaction by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Company or the Successor Entity (as the case may be) shall purchase this Warrant from the Holder on the date of such request by paying to the Holder cash in an amount equal to the Black Scholes Value of the remaining unexercised portion of this Warrant. Payment of such amounts shall be made by the Company (or at the Company’s direction) to the Holder on or prior to the later of (x) the second (2nd) Trading Day after the date of such request and (y) the date of consummation of such Fundamental Transaction; provided, however, that if the Fundamental Transaction is not within the Company’s control, including in the event that such Fundamental Transaction is not approved by the board of directors of the Company, the Holder shall only be entitled to receive from the Company or any Successor Entity the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of this Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the Fundamental Transaction; provided, further, that if holders of Common Stock of the Company are not offered or paid any consideration in such Fundamental Transaction, such holders of Common Stock will be deemed to have received common stock of the Successor Entity (which such Successor Entity may be the Company following such Fundamental Transaction) in such Fundamental Transaction.

(ii)	Effective as of June 30, 2024, Section 19(h) of the Warrant is hereby amended and restated in its entirety as follows:

(h) “Black Scholes Value” means the value of the unexercised portion of this Warrant remaining on the date of the Holder’s request pursuant to Section 4(c)(i), which value is calculated using the Black Scholes Option Pricing Model obtained from the “OV” function on Bloomberg utilizing (i) an underlying price per share equal to the greater of (1) the highest Closing Sale Price of the Common Stock during the period beginning on the Trading Day immediately preceding the announcement of the applicable Fundamental Transaction (or the consummation of the applicable Fundamental Transaction, if earlier) and ending on the Trading Day of the Holder’s request pursuant to Section 4(c)(i) and (2) the sum of the price per share being offered in cash in the applicable Fundamental Transaction (if any) plus the value of the non-cash consideration being offered in the applicable Fundamental Transaction (if any), (ii) a strike price equal to the Exercise Price in effect on the date of the Holder’s request pursuant to Section 4(c)(i), (iii) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the greater of (1) the remaining term of this Warrant as of the date of the Holder’s request pursuant to Section 4(c)(i) and (2) the remaining term of this Warrant as of the date of consummation of the applicable Fundamental Transaction or as of the date of the Holder’s request pursuant to Section 4(c)(i) if such request is prior to the date of the consummation of the applicable Fundamental Transaction, (iv) a zero cost of borrow and (v) an expected volatility equal to the 30 day volatility obtained from the “HVT” function on Bloomberg (determined utilizing a 365 day annualization factor) as of the Trading Day immediately following the earliest to occur of (A) the public disclosure of the applicable Fundamental Transaction and (B) the date of the Holder’s request pursuant to Section 4(c)(i).

3.	No Consideration. No Holder has received any consideration for its entry into this Amendment which has not also been given to each other Holder. There are no side letters or other agreements between the Company and another Holder related to the execution and delivery of this Amendment or the matters contemplated hereby. Any contravention of the foregoing representations shall be immediately disclosed to each Holder and each Holder shall be entitled, at its option, to receive the benefits of such consideration, side letter or other agreement.

4.	Counterparts; Facsimile Execution. This Amendment may be executed in one or more counterparts (including by electronic mail, in PDF or by DocuSign or similar electronic signature), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.	Governing Law. THIS AMENDMENT SHALL BE SUBJECT TO THE PROVISIONS REGARDING GOVERNING LAW SET FORTH IN SECTION 9(a) OF THE Purchase AGREEMENT, AND SUCH PROVISIONS ARE INCORPORATED HEREIN BY THIS REFERENCE, MUTATIS MUTANDIS.

6.	Terms and Conditions of the Warrant. Except as modified and amended herein, all of the terms and conditions of the Warrant shall remain in full force and effect.

[Signature pages follow immediately.]

[Signature Page to Amendment]

In witness whereof, the undersigned has executed and delivered this Amendment as of the date first above written.

Company:

TNF Pharmaceuticals, Inc.

By:
Name:
Title:

[Signature Page to Amendment]

In witness whereof, the undersigned has executed and delivered this Amendment as of the date first above written.

Name of Investor:

By:
Name of signatory:
Title: